Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
260 Hudson River Road Waterford, NY 12188

FOR IMMEDIATE RELEASE

Jack Boss Named as President and CEO of Momentive Performance Materials Inc. and MPM Holdings Inc.; Bradley Bell Named as Chairman of the Board of MPM Holdings Inc.

WATERFORD, N.Y., (December 19, 2014) – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today announced that John G. (“Jack”) Boss has been named Chief Executive Officer and President of the Company and its indirect parent, MPM Holdings Inc. (“MPM Holdings”), and that Bradley J. Bell has been named Chairman of the Board of MPM Holdings, each effective as of December 15, 2014.

Mr. Boss has served as Interim Chief Executive Officer and President of Momentive and MPM Holdings since October 24, 2014. He joined the Company as Executive Vice President and President of the Silicones and Quartz Division in March 2014. His career spans more than 30 years in the specialty chemicals and materials industry. Prior to joining Momentive, Mr. Boss was President of Honeywell Safety Products at Honeywell International from February 2012 to March 2014. During his 11-year tenure at Honeywell International, he served in other various leadership positions, including Vice President and General Manager of Specialty Products and Vice President and General Manager of Specialty Chemicals.

Mr. Bell has served as a Director of MPM Holdings since October 24, 2014. He has over 30 years’ combined experience as an executive in the chemical and manufacturing industries and over 20 years’ experience of serving on Boards of Directors of publicly traded companies. Mr. Bell served as Executive Vice President and Chief Financial Officer of Nalco Holding Co. (formerly known as Nalco Chemical Co.) from November 1, 2003 to September 2010. He also served as a Senior Vice President and Chief Financial Officer of Rohm & Haas Co. from 1997 to May 2003. Mr. Bell currently serves as a member of the Boards of Directors of IDEX Corporation, Compass Minerals Corporation, and Hennessy Capital Acquisition Corporation, including membership on various committees of the respective Boards.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly owned subsidiary of MPM Holdings Inc. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Media:

Kevin Lowery

518-560-0464 (mobile)

Kevin.Lowery@momentive.com

Investors:

John Kompa

614-225-2223 (office)

John.kompa@momentive.com

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